EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-82194, 33-92548, 333-65063, 333-102992, 333-111954, 333-125822 and 333-160127 ) on Form S-8 of FLIR Systems, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of FLIR Systems, Inc.

Our report on the consolidated financial statements refers to FLIR Systems, Inc’s adoption of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement), (included in FASB Accounting Standards Codification Subtopic 470-20, Debt with Conversion and Other Options), effective January 1, 2009.

/s/ KPMG LLP

Portland, Oregon

February 26, 2010